EXHIBIT 10.19
SEVERANCE COMPENSATION AGREEMENT
THIS AGREEMENT made the 10th day of November, 1998.
BETWEEN:
ABITIBI-CONSOLIDATED INC., a company amalgamated under the laws of Canada
(the “Corporation”)
—and—
JACQUES VACHON, an individual residing in the City of Montreal, in the Province of Quebec
(the “Executive”)
RECITALS:
A.	The Executive is a senior officer of the Corporation and is considered by the Board of Directors of the Corporation to be a valued employee of the Corporation and has acquired outstanding and special skills and abilities and an extensive background in and knowledge of the Corporation’s business and the industry in which it is engaged.

B.	The Board of Directors recognizes that it is essential and in the best interests of the Corporation and its shareholders that the Corporation retain the continuing dedication of the Executive to his office and employment.

C.	The Board of Directors further believes that the past service of the Executive to the Corporation requires that the Executive receive fair treatment, in the event of a change in control of the Corporation.

D.	It is desirable to clarify the scope of the arrangements under this Agreement.
          NOW THEREFORE in consideration of these premises and the mutual covenants herein contained and in consideration of the Executive continuing in office and in the employment of the Corporation, the Corporation and the Executive hereby covenant and agree as follows:

1.	Definitions
In this Agreement,

(a)	“Agreement” means this agreement and all schedules attached to this agreement, in each case as they may be restated, amended or supplemented from time to time, and the expressions “hereof, “herein”, “hereto”, “hereunder”, “hereby”, and similar expressions refer to this agreement and, unless otherwise indicated, references to sections are to sections in this agreement;

(b)	“Annual Compensation” means the aggregate of (i) the annual base salary of the Executive, payable by the Corporation as at the end of the month immediately preceding the month in which the termination of employment hereunder takes effect; and (ii) the amount equal to the gross amount of the last bonus payment earned by the Executive pursuant to the Key Executive Incentive Plan immediately preceding the termination of the employment hereunder;

(c)	“Change of Control” means any of:
(i)	the acquisition, directly or indirectly and by any means whatsoever, by any person, or by a group of persons acting jointly or in concert, of that number of Voting Shares which is equal to or greater than 35% of the total issued and outstanding Voting Shares immediately after such acquisition unless another person or group of persons has previously acquired and continues to hold a number of Voting Shares which represents a greater percentage than the first-mentioned person or group of persons;

(ii)	the election or appointment by any holder of Voting Shares, or by any group of holders of Voting Shares acting jointly or in concert, of a number of members of the Board of Directors of the Corporation equal to or greater than one third of the members of the Board of Directors unless another holder or group of holders has previously elected or appointed a greater number of members of the Board of Directors and re-elects such greater number of members at the same time as the first-mentioned holder or group of holders;

(iii)	any transaction or series of transactions, whether by way of reconstruction, reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise, whereby assets of the Corporation become the property of any other person (other than a subsidiary of the Corporation) if such assets which become the property of any other person have a fair market value (net of the fair market value of any then existing liabilities of the Corporation assumed by such other person as part of the same transaction) equal to 50% or more of the Market Capitalization of the Corporation immediately before such transaction; or

(iv)	the completion of any transaction or the first of a series of transactions which would have the same or similar effect as any transaction or series of transactions referred to in paragraphs (i), (ii) and (iii) above;
(d)	“Disability” means the mental or physical state of the Executive such that:
(i)	the directors of the Corporation, other than the Executive if he is a director, unanimously determine that the Executive has been unable, due to illness, disease, mental or physical disability or similar cause, to fulfil his obligations as an employee or officer of the Corporation either for any consecutive 6 month period or for any period of 12 months (whether or not consecutive) in any consecutive 24 month period; or

(ii)	a court of competent jurisdiction has declared the Executive to be mentally incompetent or incapable of managing his affairs;
(e)	“Good Reason” means:
(i)	without the express written consent of the Executive, the assignment to the Executive of any duties materially inconsistent with his positions, duties and responsibilities with the Corporation immediately prior to the date hereof or any removal of the Executive from, or any failure to reelect the Executive to, material positions, duties and responsibilities with the Corporation, except in connection with the termination of the Executive’s employment for Just Cause, Disability or Retirement or as a result of the Executive’s death or by the Executive other than for Good Reason;

(ii)	a reduction by the Corporation in the Executive’s salary as in effect on the date hereof or as the same may be increased from time to time;

(iii)	the failure by the Corporation to continue in effect any incentive or compensation plan, or any pension, life insurance, health and accident or disability plan in which the Executive is participating at the date hereof, (or plans providing the Executive with substantially similar benefits) unless such plans have been replaced by new plans providing the Executive with benefits that are as good as or better than the benefits provided in such plans, or the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any of such plans or deprive the Executive of any material fringe benefit enjoyed by him at the date hereof;

(iv)	the requirement that the Executive be based anywhere other than the Corporation’s principal executive offices except for required travel on the Corporation’s business to an extent substantially consistent with the Executive’s present travel obligations, or in the event the Executive consents to any such relocation, the failure by the Corporation to pay (or reimburse the

Executive for) all reasonable moving expenses incurred by the Executive or to indemnify the Executive against any excess in (A) the cost of a principal residence in the new location which is comparable to the Executive’s principal residence at the time of the relocation, over (B) the amount realized by the Executive upon the sale of his principal residence at the time of the relocation; or

(v)	any reason which would be considered to amount to constructive dismissal by a court of competent jurisdiction;
(f)	“Just Cause” means wilful failure of the Executive to properly carry out his duties after written notice by the Corporation of the failure to do so and an opportunity for the Executive to correct the same within a reasonable time from the date of receipt of such written notice from the Corporation, or theft, fraud or dishonesty or material misconduct by the Executive involving the property or affairs of the Corporation or the carrying out of the Executive’s duties;

(g)	“Key Executive Incentive Plan” means any program adopted by the Corporation from time to time with the intention or providing bonus or similar compensation to the executives of the Corporation;

(h)	“Market Capitalization of the Corporation” at any time means the product of (i) the number of outstanding common shares of the Corporation at that time, and (ii) the average of the closing prices for the common shares of the Corporation on the principal securities exchange (in terms of volume of trading) on which the common shares of the Corporation are listed at that time for each of the last 10 days prior to such time on which the common shares of the Corporation traded on such securities exchange;
(i)	“person” means includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative and any national, provincial, state or municipal government;

(j)	“Retirement” means the retirement or early retirement of the Executive in accordance with the terms of the Retirement Agreement;

(k)	“Retirement Agreement” means any agreement between the Corporation and the Executive, under which the Corporation agreed to pay the Executive a retirement allowance following his retirement or early retirement from employment with the Corporation, in accordance with the terms of that agreement and including any amendments made from time to time to such agreement;

(l)	“Stock Option Plans” means the Abitibi-Consolidated Inc. Stock Option Plan and any similar plan of the Corporation under which the Corporation from time to time grants options to purchase Voting Shares of the Corporation and loans for the purpose of exercising such options;

(m)	“subsidiary” has the meaning ascribed to it in the Canada Business Corporations Act, as in force on the date hereof; and

(n)	“Voting Shares” means any securities of the Corporation ordinarily carrying the right to vote at elections of directors.
2.	Scope of Agreement
          The parties hereto intend that this Agreement set out their respective rights and obligations in certain circumstances in which the Executive’s employment is terminated. This Agreement does not purport to provide for any other terms of the Executive’s employment with the Corporation.
3.	Position, Duties and Responsibilities of Executive
          The Executive shall continue to have the responsibilities and powers that he currently has or such other responsibilities and powers as he and the Corporation may from time to time agree upon. The Executive shall devote the whole of his working time to the Executive’s duties and shall use his best efforts to promote the interests of the Corporation.
4.	Termination of Employment by the Corporation for Just Cause
          The Corporation may terminate the Executive’s employment at any time without notice or further obligations to the Executive under this Agreement for reasons of Just Cause. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Just Cause unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of Directors of the Corporation (excluding the Executive if the Executive is at that time a director of the Corporation) at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his legal counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct constituting Just Cause and specifying the particulars thereof. The effective date of any termination pursuant to this section shall be the date on which such resolution is given to the Executive.
5.	Termination of Employment by the Corporation Without Just Cause or by the Executive for Good Reason
          If at any time within two years following a Change of Control the Executive’s employment is terminated, (a) by the Corporation other than for Just Cause or (b) by the Executive in response to a Good Reason, the following provisions shall apply:
(a)	the Executive shall be entitled to receive, and the Corporation shall pay to the Executive, immediately following termination, a cash amount equal to three times the Annual Compensation of the Executive less required statutory deductions;

(b)	the Executive shall continue to receive until the earlier of (i) three years after the date of termination or (ii) receipt of equivalent benefits from a new employer, all group benefits (including health, dental, life and car allowance) other than disability insurance benefits on the scale provided by the Corporation to the Executive as at the date of termination or in lieu of such continued coverage, the Executive shall be entitled to receive a cash amount equal to the value to the Executive (as determined by a chartered accountant or firm of chartered accountants acceptable to the Corporation and the Executive) of such coverage for such period of time;

(c)	the Executive will also be entitled to receive on termination the normal and any supplementary pension benefits in effect on the date of termination according to the terms of the Corporation’s registered pension plans and the Retirement Agreement or according to similar provisions of any successor plan, of which the Executive is a member at the date of termination (the “Retirement Plans”). The Executive’s total pension entitlement and retirement options will be determined on the basis that the Executive had three years of credited service and age under the Retirement Plans at his date of termination of employment (over and above his actual years of credited service as otherwise determined). In addition, such additional years of service shall be included for the purpose of determining final or best average earnings assuming that the Executive’s monthly rate of salary at date of termination would have continued unchanged during the period of additional service. For Retirement Plans that include performance bonuses in the definition of pensionable earnings, the average of the highest three actual bonuses earned in the five years immediately prior to the date of termination shall be used for the purpose of determining final or best average earnings. Any portion of the total pension entitlement of the Executive not eligible to be paid under provisions of the registered pension plans of the Corporation shall be payable as supplementary payments in accordance with the Retirement Agreement;

(d)	if at the date of termination of the Executive’s employment, the Executive holds options for the purchase of shares under the Stock Option Plans, all options so held shall, unless the Executive has breached the terms of section 13 hereof, (i) immediately vest to the extent they have not already vested at such date and (ii) (A) continue to be held, in both cases, notwithstanding the terms of the Stock Option Plans, on the same terms and conditions as if the Executive continued to be employed by the Corporation or (B) if the Executive so elects in writing within 90 days after the date of termination, shall be purchased by the Corporation at a cash purchase price equal to the amount by which the aggregate “fair market value” of the shares subject to such options exceeds the aggregate option price for such shares, provided that for this purpose “fair market value” means the greater of (i) the average of the closing prices for the shares of the same class of the Corporation on the principal securities exchange (in terms of volume of trading) on which such shares are listed at the time of termination for each of the last 10 days prior to such time on which such shares traded on such securities exchange, and (ii) if a Change of Control occurred within two years prior to the date of termination, the average value of the consideration paid to the shareholders of the Corporation in connection with the transactions resulting in the Change of Control;

(e)	if at the date of the termination of the Executive’s employment, the Executive owes any money to the Corporation pursuant to loans to the Executive for the purchase of shares under the Stock Option Plans or for assisting the Executive to purchase property, such loans shall, notwithstanding the terms of any other agreement between the Corporation and the Executive respecting these loans, be repayable by the Executive in the same manner and at the same time as if the Executive continued to be employed by the Corporation following such termination, provided that if the Executive has breached the terms of section 13 hereof, the loans shall become immediately due on the date of such breach and shall be repaid forthwith.
For greater certainty, this section 5 applies with respect to each Change of Control until this Agreement has been terminated in accordance with section 14 hereof. In addition, with respect to a particular Change of Control, this section 5 expires two years following such Change of Control unless this Agreement is otherwise terminated in accordance with section 14 hereof. This section 5 does not apply in the event of the termination of the employment of the Executive as a result of death, Disability or Retirement or by the Executive otherwise than in response to a Good Reason or by the Corporation for Just Cause. If the Executive or the Corporation intend to terminate the Executive’s employment as contemplated in this section, the party having such intention shall give the other notice thereof and the effective date of such termination shall be the date on which such notice is given to the other party.
6.	Disability
          In the event of Disability of the Executive, this Agreement may be terminated by the Corporation on thirty days’ notice. Notwithstanding anything contained in this Section 6, the Executive shall be entitled to all benefits provided under the disability and pension plans of the Corporation applicable to the Executive at the date of this Agreement.
7.	No Obligation to Mitigate
          The Executive shall not be required to mitigate the amount of any payment or benefit provided for in section 5 of this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in section 5(a) be reduced by any compensation earned by the Executive as a result of employment by another employer after termination or otherwise.
8.	Binding on Successors
(a)	The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Corporation on the same terms and conditions as the Executive would be entitled hereunder if the Executive terminated his employment for Good Reason. As used in this Agreement, “Corporation” shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this section 9(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)	This Agreement shall enure to the benefit of and be enforceable by the Executive’s successors or legal representatives but otherwise it is not assignable. If the Executive should die while any amounts would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s estate.
9.	Expenses
          The Corporation agrees to pay all legal fees and expenses incurred by the Executive as a result of the termination of his employment in circumstances covered by this Agreement (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).
10.	Entire Agreement
          Except for the Executive’s rights to continued participation in the Corporation’s employee benefit plans, including, without limitation, the Corporation’s Stock Option Plans, this Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof. No amendment or waiver of this Agreement shall be binding unless executed in writing by both parties hereto.
11.	Confidential Information
          In the event of termination of employment of the Executive, the Executive agrees to keep confidential all information of a confidential or proprietary nature concerning the Corporation, its subsidiaries and affiliates and their respective operations, assets, finances, business and affairs and further agrees not to use such information for personal advantage, provided that nothing herein shall prevent disclosure of information which is publicly available or which is required to be disclosed under appropriate statutes, rules or law or legal process.
12.	Choice of Law
          This Agreement shall be governed and interpreted in accordance with the laws of the Province of Ontario and the courts of the Province of Ontario shall be the sole and proper forum with respect to any suits brought with respect to this Agreement.

13.	Non-Competition
          The Executive agrees that in the event of his termination of service with the Corporation under circumstances entitling him to benefits under this Agreement, the Executive will not, without approval of the Board of Directors, undertake or carry on, either alone or in partnership, or either on his own account or on behalf of or as agent or employee or director of any person or persons, firm or corporation (other than the Corporation), or be employed or interested or engaged (other than as a holder of securities) in any business in competition with that carried on by the Corporation at the date of termination.
14.	Notices
          Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth business day following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this section. Notices and other communications shall be addressed as follows:
(a)	if to the Executive:

(b)	if to the Corporation:

Abitibi-Consolidated Inc.

Attention: Chairman of the Board of Directors Telecopier:
15.	Termination
          This Agreement shall terminate immediately on the occurrence of any of the following events: (i) the date of death of the Executive; (ii) voluntary resignation by the Executive from the Corporation otherwise than in response to a Good Reason; (iii) the giving of notice by the Corporation in the event of Disability as contemplated by section 6 hereof; (iv) termination for Just Cause; (v) termination of employment of the Executive at any time when there has been no Change of Control or more than two years after the immediately preceding Change of Control; or (vi) satisfaction by the Corporation of its obligations under section 5 of this Agreement in the event of termination of the Executive in the circumstances contemplated by section 5.
16.	Copy of Agreement
          The Executive hereby acknowledges receipt of a copy of this Agreement duly signed by the Corporation.
          IN WITNESS WHEREOF the parties hereto have duly executed and delivered this Agreement.

ABITIBI-CONSOLIDATED INC.
	By:	(name unrecognizable)
c/s

(name unrecognizable)
DIRECTOR

Witness:(name unrecognizable)		/s/ JACQUES VACHON
JACQUES VACHON